UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2018

Helix TCS, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55722	81-4046024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

5300 DTC Parkway, Suite 300 Greenwood Village, CO 80111
(Address of principal executive offices)

Registrant’s telephone number, including area code (720) 328-5372

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 3, 2018, Helix TCS, Inc. (the “Company”) and its wholly owned subsidiary, Helix Acquisition Sub, Inc. (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bio-Tech Medical Software, Inc. (“BioTrackTHC”) and Terence J. Ferraro, as the representative of the BioTrackTHC shareholders. Pursuant to the Merger Agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into BioTrackTHC, with BioTrackTHC surviving the merger as a wholly-owned subsidiary of the Company.

Pursuant to the Merger Agreement, at the effective time of the merger (the “Effective Time”), the Company will issue to the BioTrackTHC equityholders an amount of unregistered shares of the Company’s common stock and assume options and warrants to acquire shares of the Company’s common stock so that the BioTrackTHC equityholders will own 48% of the Company on a fully diluted basis immediately after the Effective Time. In particular, at the Effective Time, each share of BioTrackTHC Series A Preferred Stock and each share of BioTrackTHC common stock issued and outstanding immediately prior to the Effective Time (excluding any shares cancelled pursuant to the Merger Agreement and dissenting shares) will automatically convert into that number of shares of Company common stock specified in the Merger Agreement. Also at the Effective Time, all issued and outstanding options and warrants to purchase shares of BioTrackTHC common stock that do not otherwise terminate or expire by their terms will convert into options and warrants to purchase shares of the Company’s common stock upon the same terms as provided in those options and warrants, subject to share and price adjustments as provided in the Merger Agreement. The Company also will assume at the Effective Time all outstanding BioTrackTHC restricted stock purchase agreements or other agreements providing for risk of forfeiture of issued and outstanding shares of BioTrackTHC common stock, subject to share and price adjustments as provided in the Merger Agreement.

To secure the indemnification obligations of the BioTrackTHC shareholders to the Company under the Merger Agreement, 4% of the Company shares to be issued to the BioTrackTHC shareholders will be held back and the Company will be entitled to retain such number of the holdback shares as necessary to satisfy those indemnification obligations. Any holdback shares that remain after satisfaction of any indemnification obligations will be released 18 months after the closing date of the merger.

The Merger Agreement includes customary representations, warranties and covenants of the Company, Merger Sub and BioTrackTHC. BioTrackTHC also has agreed not to solicit, initiate, cooperate with, encourage or facilitate the making of any acquisition of BioTrackTHC by any person, furnish to any person any non-public information relating to BioTrackTHC or its subsidiaries or give any person access to BioTrackTHC or its subsidiaries that would reasonably be expected to make, submit or announce an acquisition proposal or have the intent to do so, or participate in or engage any discussions or negotiations with any person with respect to an acquisition of BioTrackTHC.

The Merger Agreement also contains certain specified termination provisions, including, among others, a mutual termination right upon written agreement between the Company and BioTrackTHC and a termination right by either the Company or BioTrackTHC if the Effective Time has not occurred by July 1, 2018, subject to certain conditions. In addition, if the Company terminates the Merger Agreement due to BioTrackTHC’s uncured breach of its representations, warranties, covenants or agreements under the Merger Agreement, BioTrackTHC must pay the Company a termination fee of $1,500,000.

BioTrackTHC has agreed to hold a shareholder meeting to consider and vote upon the merger, or to obtain the necessary shareholder consent in lieu of holding a meeting. In support of this, certain BioTrackTHC shareholders have entered into an agreement with the Company to vote all of their voting shares in favor of the merger and the Merger Agreement.

The representations and warranties contained in the Merger Agreement were made by the parties thereto solely for the benefit of, each other. Investors and security holders should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts, since they were made only as of the date of the Merger Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The description of the Merger Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Merger Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2018.

Item 3.02 Unregistered Sales of Equity Securities.

The issuance of shares of the Company’s common stock pursuant to the Merger Agreement, as described in Item 1.01, will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act because such issuance will not involve a public offering. The information disclosed in response to Item 1.01 is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX TCS, INC.

Date: March 8, 2018	/s/ Zachary L. Venegas
Zachary L. Venegas
Chief Executive Officer

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